Exhibit 99.1

Concur Board of Directors Supports Chief Executive

Redmond, Wash., March 22, 2009 – Concur (NASDAQ: CNQR) announced today that its Board of Directors met yesterday to review Concur’s historical disclosure about the academic background of Steve Singh, Concur’s Chairman and Chief Executive Officer. As previously disclosed, Mr. Singh attended the University of Michigan, but did not earn a degree, as had been mistakenly reported prior to 2007. At the conclusion of its meeting, the Board expressed its regret that the mistake occurred, and its complete confidence in Mr. Singh, his abilities, and his proven leadership. The Board also provided guidance to Concur’s management about steps to prevent similar mistakes from occurring in the future.

About Concur

Concur is the world’s leading provider of on-demand Employee Spend Management services. Trusted by thousands of organizations to reach millions of employees, Concur’s award-winning solutions streamline business travel and expense reporting, and improve invoice processing – delivering rapid ROI by helping companies increase efficiency, control employee spend and drive down operational costs. Learn more at www.concur.com.

This press release contains forward-looking statements that are inherently uncertain. These statements, such as the Board’s guidance to Concur management to prevent similar mistakes from occurring in the future, are based on Concur’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The potential risks and uncertainties include, but are not limited to, such factors as costs or disruption associated with any new administrative procedures, the impact of any potential litigation, distraction of management attention and adverse economic or market conditions that may cause customers and prospects to delay or reduce purchases of our products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

All company or product names are trademarks and/or registered trademarks of their respective owners.

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com

Press Contact:

Stefanie Johansen, Weber Shandwick for Concur, 425-452-5468, sjohansen@webershandwick.com